SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13G
                                (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 8)



                                LanOptics Ltd.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                    Ordinary Shares, Nominal Value NIS 0.02
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  M6706C 10 3
--------------------------------------------------------------------------------
                                (CUSIP Number)


 Check the appropriate box to designate the rule pursuant to which this
 Schedule is filed:

[ ] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

--------------------------------------------------------------------------------
CUSIP No. M6706C 10 3                   13G                   Page 2 of 5 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S.OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
              HANINA BRANDES
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [ ]
                                                           (b) [X]
--------------------------------------------------------------------------------
3         SEC USE ONLY
--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
              Israel
--------------------------------------------------------------------------------
         NUMBER OF              5     SOLE VOTING POWER
          SHARES                                                       564,017
       BENEFICIALLY         ----------------------------------------------------
         OWNED BY               6     SHARED VOTING POWER
           EACH                                                            -0-
         REPORTING          ----------------------------------------------------
          PERSON                7     SOLE DISPOSITIVE POWER
           WITH                                                        564,017
                            ----------------------------------------------------
                                8     SHARED DISPOSITIVE POWER
                                                                           -0-
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                       564,017
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          6.7%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------

Item 1. (a)          Name of issuer:      LanOptics Ltd.

Item 1. (b)           Address of Issuer's Principal Executive Offices:

                                          1 Hatamar Street
                                          P.O. Box 527
                                          Yokneam 20692 Israel

Item 2. (a)          Name of Person Filing:   Hanina Brandes


Item 2. (b)          Address of Principal Business Office or, if none,
                     Residence:

                                          Naschitz, Brandes & Co.
                                          5 Tuval Street
                                          Tel Aviv 67897, Israel

Item 2. (c)          Citizenship:         Israel

Item 2. (d)          Title of Class of Securities:

                                          Ordinary Shares, nominal value
                                          NIS 0.02 per share

Item 2. (e)          CUSIP Number:        M6706C 10 3

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

                     Not applicable

Item 4.              Ownership.

(a) Amount beneficially owned: 564,017 Ordinary Shares

(b) Percent of class: 6.7%

(c) Number of shares as to which such person has:

                     (i)       Sole power to vote or to direct the vote: 564,017

                     (ii)      Shared power to vote or to direct the vote: -0-

                     (iii) Sole power to dispose or to direct the disposition of: 564,017

                     (iv) Shared power to dispose or to direct the disposition of: -0-

Item 5.              Ownership of Five Percent or Less of a Class.

                     Not applicable

Item 6.              Ownership of More than Five Percent on Behalf of Another
                     Person.

                     Not applicable

Item 7.              Identification and Classification of the
                     Subsidiary Which Acquired the Security Being
                     Reported on by the Parent Holding Company or Control
                     Person.

                     Not applicable

Item 8.              Identification and Classification
                     of Members of the Group.

                     Not applicable

Item 9.              Notice of Dissolution of Group.

                     Not applicable

Item 10.             Certifications.

                     Not applicable

                                   SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                   February 14, 2003
                                                ------------------------
                                                          Date


                                                   /s/ Hanina Brandes
                                                ------------------------
                                                       Signature


                                                       Hanina Brandes
                                                ------------------------
                                                       (Name/Title)